Exhibit 99.1

RELEASE 8:00 AM – July 31, 2013

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $48.7 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.04 PER SHARE

Paramus, New Jersey, July 31, 2013 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $48.7 million for the quarter ended June 30, 2013 as compared to net income of $72.3 million for the quarter ended June 30, 2012. Diluted earnings per share amounted to $0.10 for the second quarter of 2013 as compared to diluted earnings per share of $0.10 for the linked first quarter of 2013 and $0.15 for the second quarter of 2012. For the six months ended June 30, 2013, the Company reported net income of $96.7 million as compared to net income of $145.3 million for the same period in 2012. Diluted earnings per share were $0.19 for the six months ended June 30, 2013 as compared to diluted earnings per share of $0.29 for the same period in 2012.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.04 per share payable on August 30, 2013 to shareholders of record on August 12, 2013.

Financial highlights for the second quarter of 2013 are as follows:

•	The Bank’s Tier 1 leverage capital ratio increased to 10.41% at June 30, 2013 as compared to 10.09% at December 31, 2012.

•	The provision for loan losses was $12.5 million for the second quarter of 2013 as compared to $25.0 million for the second quarter of 2012.

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Non-performing loans decreased $50.3 million to $1.11 billion at June 30, 2013 as compared to $1.16 billion at December 31, 2012. Early stage loan delinquencies (defined as loans that are 30 to 89 days delinquent) decreased $86.1 million to $547.0 million at June 30, 2013 from $633.1 million at December 31, 2012.

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Our interest rate spread and net interest margin were 1.38% and 1.64%, respectively, for the second quarter of 2013 as compared to 1.91% and 2.12%, respectively, for the second quarter of 2012. For the linked first quarter of 2013, our interest rate spread and net interest margin were 1.53% and 1.78%, respectively.

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Federal funds sold and other overnight deposits increased $2.24 billion from $656.9 million at December 31, 2012 to $2.90 billion at June 30, 2013 primarily due to repayments of mortgage-related assets.

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Total deposits decreased $864.6 million, or 3.7%, to $22.62 billion at June 30, 2013 from $23.48 billion at December 31, 2012 due to planned reductions in deposit rates to curtail deposit growth during this time of limited investment opportunities.

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As previously announced, on August 27, 2012, the Company entered into a definitive agreement with M&T Bank Corporation (“M&T”) and Wilmington Trust Corporation (“Merger Sub”), a wholly owned subsidiary of M&T, providing for the merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity. As part of the Merger, the Bank will merge with and into Manufacturers and Traders Trust Company. The Merger remains subject to the receipt of the required regulatory approvals and other customary closing conditions. On April 12, 2013, M&T and the Company announced that additional time will be required to obtain a regulatory determination on the applications necessary to complete the proposed Merger. M&T and the Company extended the date after which either party may elect to terminate the merger agreement if the Merger has not yet been completed from August 27, 2013 to January 31, 2014, but there can be no assurances that the Merger will be completed by that date.

Ronald E. Hermance, Jr., the Company’s Chairman and Chief Executive Officer commented, “As we have discussed for some time now, the low market interest rates continue to affect our net interest margin, which was 1.64% for the second quarter of 2013, as profitable growth opportunities remain scarce. As a result, we continued to decrease the size of our balance sheet and have maintained an elevated level of liquidity. The recent increase in longer-term interest rates did not have a measurable effect on us in the second quarter and these rates remained too low to compel us to pursue balance sheet growth.”

Mr. Hermance continued, “Our asset quality continues to improve as housing markets have become more active and home prices have started to increase. Total non-performing loans decreased $24.1 million and early stage delinquencies decreased $13.8 million during the second quarter of 2013. Total delinquencies have decreased $136.4 million since December 31, 2012.”

Statement of Financial Condition Summary

Total assets decreased $899.9 million, or 2.2%, to $39.70 billion at June 30, 2013 from $40.60 billion at December 31, 2012. The decrease in total assets reflected a $1.91 billion decrease in net loans, a $706.4 million decrease in total mortgage-backed securities and a $309.6 million decrease in other assets, partially offset by a $2.17 billion increase in cash and cash equivalents.

Net loans amounted to $24.98 billion at June 30, 2013 as compared to $26.89 billion at December 31, 2012. During the first six months of 2013, our loan production (origination and purchases) amounted to $1.73 billion as compared to $2.53 billion for the same period in 2012. Loan production was offset by principal repayments of $3.55 billion in the first six months of 2013, as compared to $3.59 billion for the first six months of 2012. Loan production declined during the first six months of 2013 which reflects our limited appetite for adding long-term fixed-rate mortgage loans in the current low market interest rate environment. The decrease in net loans was also due to continued elevated levels of refinancing activity caused by low market interest rates.

Total mortgage-backed securities decreased $706.4 million to $10.31 billion at June 30, 2013 from $11.02 billion at December 31, 2012. The decrease in mortgage-backed securities reflected continued elevated levels of repayments. Repayments amounted to $1.79 billion for the first six months of 2013 as compared to $1.74 billion for the same period in 2012. Repayments were partially offset by purchases of $1.25 billion of mortgage-backed securities issued by government-sponsored entities (“GSEs”) during the first six months of 2013.

Total cash and cash equivalents increased $2.17 billion to $3.0 billion at June 30, 2013 as compared to $828.0 million at December 31, 2012. This increase is primarily due to continued elevated levels of repayments on mortgage-related assets and the lack of attractive reinvestment opportunities due to low market interest rates. In addition, during the first six months of 2013 we received additional cash from previously accrued tax refunds of $361.3 million. Other assets decreased $309.6 million to $370.3 million at June 30, 2013 from $679.9 million at December 31, 2012 due primarily to the receipt of the accrued tax refund as noted above.

Total liabilities decreased $861.0 million, or 2.4%, to $35.04 billion at June 30, 2013 from $35.90 billion at December 31, 2012. The decrease in total liabilities primarily reflected a decrease in total deposits of $864.6 million, while borrowed funds remained unchanged.

Total shareholders’ equity decreased $38.9 million to $4.66 billion at June 30, 2013 from $4.70 billion at December 31, 2012. The decrease was primarily due to an $85.6 million change in accumulated other comprehensive loss and cash dividends paid to common shareholders of $59.7 million. The decrease was partially offset by net income of $96.7 million for the six months ended June 30, 2013. At June 30, 2013, our consolidated shareholders’ equity to asset ratio was 11.74% and our tangible book value per share was $9.06.

Accumulated other comprehensive loss amounted to $15.6 million at June 30, 2013 as compared to accumulated other comprehensive income of $70.0 million at December 31, 2012. The resulting $85.6 million change in accumulated other comprehensive loss primarily reflects a decrease in the net unrealized gain on securities available for sale at June 30, 2013 as compared to December 31, 2012, due primarily to an increase in market interest rates during the second quarter of 2013.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that economic activity has been expanding at a moderate pace. The FOMC noted that the housing sector has strengthened and household spending and growth in business fixed investment has advanced, but fiscal policy has restrained growth. Labor market conditions have continued to show signs of improvement, but the unemployment rate remains at elevated levels. The national unemployment rate decreased to 7.6% in June 2013 from 7.8% in December 2012 and 8.2% in June 2012. The FOMC decided to maintain the overnight lending target rate at zero to 0.25% during the second quarter of 2013 and stated that exceptionally low levels for the federal funds rate will be appropriate for at least as long as the unemployment rate remains above 6.5%. Previously, the FOMC stated that these levels for the federal funds rate are likely to be warranted at least through mid-2015.

The FOMC continued its accommodative monetary policy by purchasing additional agency mortgage-backed securities at $40.0 billion per month and longer-term Treasury securities at a pace of $45.0 billion per month to ensure that inflation is at the rate most consistent with its dual mandate regarding both inflation and unemployment. The recent improvement in economic conditions resulted in market speculation of a “tapering” of these programs. As a result, longer-term interest rates increased during the second quarter of 2013 with the rate on the 10 year U.S. Treasury security increasing by approximately 65 basis points. While longer-term interest rates increased during the second quarter of 2013, they still remain at historically low levels. Consequently, the yields on our mortgage-related assets continued to decrease during the second quarter of 2013.

Net interest income decreased $64.4 million, or 28.7%, to $159.9 million for the second quarter of 2013 from $224.3 million for the second quarter of 2012. The decrease in net interest income reflects the overall decrease in the average balance of interest-earning assets and interest-bearing liabilities and the continued low interest rate environment. Our interest rate spread decreased to 1.38% for the second quarter of 2013 as compared to 1.53% for the linked first quarter of 2013 and 1.91% for the second quarter of 2012. Our net interest margin was 1.64% for the second quarter of 2013 as compared 1.78% for the linked first quarter of 2013 and 2.12% for the second quarter of 2012.

Net interest income decreased $121.2 million, or 26.4%, to $337.2 million for the first six months of 2013 as compared to $458.4 million for the first six months of 2012. Our interest rate spread decreased 48 basis points to 1.46% for the six months ended June 30, 2013 as compared to 1.94% for the six months ended June 30, 2012. Our net interest margin decreased 42 basis points to 1.71% as compared to 2.13% for the six months ended June 30, 2013 and 2012, respectively. The decrease in our interest rate spread and net interest margin for the three and six months periods ended June 30, 2013 is primarily due to repayments of higher yielding assets due to the low interest rate environment.

Total interest and dividend income for the second quarter of 2013 decreased $83.2 million, or 19.3%, to $347.5 million from $430.7 million for the second quarter of 2012. The decrease in total interest and dividend income was due to a decrease in the average balance of total interest-earning assets of $3.15 billion, or 7.5%, to $38.95 billion for the second quarter of 2013 from $42.10 billion for the second quarter of 2012 as well as a decrease in the annualized weighted-average yield on total interest earning assets. The decrease in the average balance of total interest-earning assets was due primarily to repayments of mortgage-related assets during 2012 and the first half of 2013 as a result of the low interest rate environment and our decision not to reinvest in low yielding, long term assets. The annualized weighted-average yield on total interest-earning assets was 3.57% for the second quarter of 2013 as compared 4.09% for the second quarter in 2012. The decrease in the weighted average yield of interest-earning assets was due to lower market interest rates earned on mortgage-related assets and an increase in the average balance of Federal funds and other overnight deposits which had an average yield of 0.27% during the second quarter of 2013.

Total interest and dividend income for the six months ended June 30, 2013 decreased $165.9 million, or 18.9%, to $713.6 million from $879.5 million for the six months ended June 30, 2012. The decrease in total interest and dividend income was primarily due to a decrease in the average balance of total interest-earning assets of $3.65 billion, or 8.6%, to $39.08 billion for the first six months of 2013 from $42.73 billion for the same period in 2012. The decrease in total interest and dividend income was also due to a decrease of 47 basis points in the annualized weighted-average yield on total interest-earning assets to 3.65% for the six months ended June 30, 2013 from 4.12% for the same period in 2012.

Interest on first mortgage loans decreased $52.1 million, or 15.5%, to $283.9 million for the second quarter of 2013 from $336.0 million for the second quarter of 2012. This was primarily due to a $2.75 billion decrease in the average balance of first mortgage loans to $25.21 billion for the second quarter of 2013 from $27.96 billion for the same quarter in 2012. The decrease in interest income on mortgage loans was also due to a 31 basis point decrease in the annualized weighted-average yield to 4.50% for the second quarter of 2013 from 4.81% for the second quarter of 2012.

For the six months ended June 30, 2013, interest on first mortgage loans decreased $100.6 million, or 14.8%, to $578.2 million from $678.8 million for the six months ended June 30, 2012. This was primarily due to a $2.56 billion decrease in the average balance of first mortgage loans to $25.69 billion for the six months ended June 30, 2013 from $28.25 billion for the six months ended June 30, 2012. The decrease in interest income on mortgage loans was also due to a 31 basis point decrease in the annualized weighted-average yield to 4.50% for the six months ended June 30, 2013 from 4.81% for the six months ended June 30, 2012

The decrease in the average yield earned on first mortgage loans during the three and six month periods ended June 30, 2013 was due to lower market interest rates on mortgage products and continued mortgage refinancing activity. Refinancing activity, which resulted in continued elevated levels of loan repayments, also caused the average balance of our first mortgage loans to decline for those same periods as our loan production decreased reflecting our low appetite for adding long-term fixed-rate mortgage loans in the current low interest rate environment.

Interest on mortgage-backed securities decreased $30.0 million to $52.7 million for the second quarter of 2013 from $82.7 million for the second quarter of 2012. This decrease was due primarily to a $2.56 billion decrease in the average balance of mortgage-backed securities to $9.71 billion for the second quarter of 2013 from $12.27 billion for the second quarter of 2012. The decrease in interest on mortgage-backed securities was also due to a 53 basis point decrease in the annualized weighted-average yield to 2.17% for the second quarter of 2013 from 2.70% for the second quarter of 2012.

Interest on mortgage-backed securities decreased $59.7 million to $113.6 million for the six months ended June 30, 2013 from $173.3 million for the six months ended June 30, 2012. This decrease was due primarily to a $2.51 billion decrease in the average balance of mortgage-backed securities to $10.00 billion during the first six months of 2013 from $12.51 billion for the same period in 2012. The decrease in interest on mortgage-backed securities was also due to a 50 basis point decrease in the annualized weighted-average yield to 2.27% for the first six months of 2013 from 2.77% for the first six months of 2012.

The decrease in the average yield earned on mortgage-backed securities during the three and six month periods ended June 30, 2013 was a result of principal repayments on securities that have higher yields than the existing portfolio as well as the re-pricing of variable rate mortgage-backed securities in this continued low interest rate environment. The decrease in the average balance of mortgage-backed securities during these same periods was due primarily to elevated levels of principal repayments in the current low interest rate environment.

Interest on investment securities increased $141,000 to $2.9 million for the second quarter of 2013 as compared to $2.8 million for the second quarter of 2012. This increase was due to a $108.0 million increase in the average balance of investment securities to $521.9 million for the second quarter of 2013 as compared to $413.9 million for the second quarter of 2012. This increase was partially offset by a decrease in the average yield on investment securities of 44 basis points to 2.22% for the second quarter of 2013 from 2.66% for the second quarter of 2012. The decrease in the average yield earned reflects current market interest rates.

For the six months ended June 30, 2013, interest on investment securities increased $138,000 to $5.9 million as compared to $5.7 million for the six months ended June 30, 2012. This increase was due to a $79.1 million increase in the average balance of investment securities to $487.3 million for the first six months of 2013 as compared to $408.2 million for the first six months of 2012. This increase was partially offset by a decrease of 40 basis points in the annualized weighted-average yield to 2.41% for the first six months of 2013 from 2.81% for the same period in 2012. The decrease in the average yield earned reflects current market interest rates.

Dividends on FHLB stock decreased $2.0 million, or 36.4%, to $3.5 million for the second quarter of 2013 as compared to $5.5 million for the second quarter of 2012. This decrease was due primarily to a 105 basis point decrease in the average dividend yield earned to 4.04% for the second quarter of 2013 from 5.09% for the second quarter of 2012. Additionally, there was an $86.9 million decrease in the average balance of FHLB stock to $347.8 million for the second quarter of 2013 from $434.7 million for the second quarter of 2012.

Dividends on FHLB stock decreased $6.3 million, or 45.0%, to $7.7 million for the six months ended June 30, 2013 from $14.0 million for the comparable period in 2012. The decrease was primarily due to a 165 basis point decrease in the average dividend yield earned to 4.39% from 6.04% for the first six months of 2012. In addition, there was a $112.7 million decrease in the average balance of FHLB stock to $352.1 million for the first six months of 2013 as compared to $464.8 million for the same period in 2012.

The decrease in the average balance of FHLB stock for the three and six month periods ended June 30, 2013 was primarily due to mandatory redemptions of stock due to a decrease in the amount of borrowings outstanding with the FHLB.

Interest on Federal funds sold and other overnight deposits amounted to $2.0 million for the second quarter of 2013 as compared to $438,000 for the second quarter of 2012. The average balance of Federal funds sold and other overnight deposits amounted to $2.94 billion for the second quarter of 2013 as compared to $740.5 million for the second quarter of 2012. The yield earned on Federal funds sold and other overnight deposits was 0.27% for the 2013 second quarter and 0.24% for the 2012 second quarter.

Interest on Federal funds sold and other overnight deposits amounted to $2.8 million for the six months ended June 30, 2013 as compared to $1.0 million for the first six months of 2012. The average balance of Federal funds sold and other overnight deposits amounted to $2.31 billion for the first six months of 2013 as compared to $821.9 million for the same period in 2012. The yield earned was 0.25% for both the six months ended June 30, 2013 and 2012.

The increase in the average balance of Federal funds and other overnight deposits for the three and six month periods ended June 30, 2013 was due primarily to the elevated levels of repayments on mortgage-related assets and the lack of attractive reinvestment opportunities due to low market interest rates.

Total interest expense for the quarter ended June 30, 2013 decreased $18.7 million, or 9.1%, to $187.7 million from $206.4 million for the quarter ended June 30, 2012. This decrease was primarily due to a $3.67 billion, or 9.6%, decrease in the average balance of total interest-bearing liabilities to $34.41 billion for the quarter ended June 30, 2013 from $38.08 billion for the second quarter of 2012. The annualized weighted-average cost of total interest-bearing liabilities was 2.19% for the quarter ended June 30, 2013 as compared to 2.18% for the quarter ended June 30, 2012. The decrease in the average balance of total interest-bearing liabilities was due primarily to a $1.97 billion decrease in the average balance of total deposits and a $1.69 billion decrease in the average balance of borrowings.

For the six months ended June 30, 2013 total interest expense decreased $44.8 million, or 10.6%, to $376.3 million from $421.1 million for the six months ended June 30, 2012. This decrease was primarily due to a $4.13 billion, or 10.6%, decrease in the average balance of total interest-bearing liabilities to $34.68 billion for the six months ended June 30, 2013 compared with $38.81 billion for the six months ended June 30, 2012. The annualized weighted-average cost of total interest-bearing liabilities was 2.19% for the six months ended June 30, 2013 as compared to 2.18% for the six months ended June 30, 2012. The decrease in the average balance of total interest-bearing liabilities was due primarily to a $2.00 billion decrease in the average balance of total deposits and a $2.11 billion decrease in the average balance of borrowings.

Interest expense on deposits decreased $15.0 million, or 24.4%, to $46.6 million for the second quarter of 2013 from $61.6 million for the second quarter of 2012. The decrease is due to a $1.97 billion decrease in the average balance of interest-bearing deposits to $22.24 billion for the second quarter of 2013 from $24.21 billion for the second quarter of 2012. This decrease is also due to a decrease in the average cost of interest-bearing deposits of 18 basis points to 0.84% for the second quarter of 2013 from 1.02% for the second quarter of 2012.

For the six months ended June 30, 2013, interest expense on deposits decreased $33.8 million, or 26.1%, to $95.7 million from $129.5 million for the six months ended June 30, 2012. This decrease is due primarily to a decrease of $2.00 billion in the average balance of interest-bearing deposits to $22.51 billion during the first six months of 2013 from $24.51 billion for the first six months of 2012. The decrease is also due to a decrease in the average cost of interest-bearing deposits of 20 basis points to 0.86% for the first six months of 2013 from 1.06% for the first six months of 2012.

The decrease in the average cost of deposits for the three and six month periods ended June 30, 2013 reflected lower market interest rates and our decision to maintain lower deposit rates allowing us to control deposit reductions at a time when we are not actively seeking to invest in long term assets. At June 30, 2013, time deposits scheduled to mature within one year totaled $7.88 billion with an average cost of 0.82%. These time deposits are scheduled to mature as follows: $2.62 billion with an average cost of 0.61% in the third quarter of 2013, $2.08 billion with an average cost of 0.83% in the fourth quarter of 2013, $1.56 billion with an average cost of 1.04% in the first quarter of 2014 and $1.62 billion with an average cost of 0.93% in the second quarter of 2014. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.

Interest expense on borrowed funds decreased $3.7 million to $141.1 million for the second quarter of 2013 from $144.8 million for the second quarter of 2012. This decrease was due to a $1.69 billion decrease in the average balance of borrowed funds to $12.18 billion for the second quarter of 2013 from $13.87 billion for the second quarter of 2012. This decrease was partially offset by a 45 basis point increase in the annualized weighted-average cost of borrowed funds to 4.65% for the second quarter of 2013 from 4.20% for the second quarter of 2012.

For the six months ended June 30, 2013 interest expense on borrowed funds decreased $11.0 million to $280.6 million as compared to $291.6 million for the six months ended June 30, 2012. This decrease was due to a $2.11 billion decrease in the average balance of borrowed funds to $12.18 billion for the first six months of 2013 as compared to $14.29 billion for the first six months of 2012. This decrease was partially offset by 55 basis point increase in the annualized weighted-average cost of borrowed funds to 4.65% for the first six months of 2013 as compared to 4.10% for the first six months of 2012.

The decrease in the average balance of borrowings for the three and six months periods ended June 30, 2013 as compared to the corresponding periods in 2012 was due primarily to the maturity of short-term borrowings which were not replaced with new borrowings. In addition, these short-term borrowings had considerably lower interest rates than the remaining borrowings and, consequently, as these borrowings matured the overall weighted-average cost of the remaining borrowings increased.

Borrowings amounted to $12.18 billion at June 30, 2013 with an average cost of 4.59%. There are no scheduled maturities for 2013.

The provision for loan losses amounted to $12.5 million for the quarter ended June 30, 2013 as compared to $25.0 million for the quarter ended June 30, 2012. For the linked first quarter of 2013, the provision for loan losses amounted to $20.0 million. The decrease in our provision for loan losses during the second quarter of 2013 as compared to the second quarter of 2012 was due primarily to the stabilization of home prices, a decrease in the size of the loan portfolio and a decrease in the amount of total delinquent loans.

Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $1.11 billion at June 30, 2013 compared with $1.16 billion at December 31, 2012 and $1.09 billion at June 30, 2012. The ratio of non-performing loans to total loans was 4.42% at June 30, 2013 compared with 4.29% at December 31, 2012 and 3.88% at June 30, 2012. The increase in the ratio of non-performing loans to total loans was due primarily to a $1.92 billion decrease in total loans at June 30, 2013 as compared to December 31, 2012. Notwithstanding the decrease in non-performing loans, the foreclosure process and the time to complete a foreclosure, while improving, continue to be prolonged, especially in New York and New Jersey where 69% of our non-performing loans are located. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $334.4 million at June 30, 2013 as compared to $393.8 million at December 31, 2012 and $409.7 million at June 30, 2012. Loans delinquent 60 to 89 days amounted to $212.6 million at June 30, 2013 as compared to $239.3 million at December 31, 2012 and $190.2 million at June 30, 2012. The allowance for loan losses amounted to $297.3 million at June 30, 2013 as compared to $302.3 million at December 31, 2012. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.18% and 26.73%, respectively at June 30, 2013, as compared to 1.12% and 26.01%, respectively at December 31, 2012.

Net charge-offs amounted to $16.3 million for the second quarter of 2013 as compared to $17.8 million for the second quarter of 2012 and $21.3 million for the linked first quarter of 2013. The ratio of net charge-offs to average loans was 0.26% for the second quarter of 2013 as compared to 0.25% for the second quarter of 2012 and 0.32% for the linked first quarter of 2013.

Total non-interest income was $9.6 million for the second quarter of 2013 as compared to $2.9 million for the second quarter of 2012. Included in non-interest income for the second quarter of 2013 was a $7.2 million gain on the sale of $405.7 million of corporate bonds as we re-evaluated opportunities in this asset class. The remainder of non-interest income is primarily made up of service fees and charges on deposit and loan accounts. There were no securities sales for the quarter ended June 30, 2012.

Total non-interest income was $12.1 million for the first six months of 2013 as compared to $5.7 million for the same period in 2012. Included in non-interest income for the first six months 2013 was a $7.2 million gain on the sale of corporate bonds. There were no securities sales for the six months ended June 30, 2012.

Total non-interest expense decreased $7.0 million to $76.6 million for the second quarter of 2013 as compared to $83.6 million for the same period in 2012. This decrease was due to an $8.1 million decrease in Federal deposit insurance expense and a $2.2 million decrease in other non-interest expense partially offset by a $2.2 million increase in compensation and benefits.

Compensation and employee benefit costs increased $2.2 million, or 7.2%, to $32.6 million for the second quarter of 2013 as compared to $30.4 million for the same period in 2012. The increase in compensation and employee benefit costs is primarily due to increases of $1.6 million in stock benefit plan expense and $1.3 million in compensation costs. These increases were partially offset by a $650,000 decrease in health plan expense. At June 30, 2013, we had 1,522 full-time equivalent employees as compared to 1,599 at June 30, 2012.

For the quarter ended June 30, 2013, Federal deposit insurance expense decreased $8.1 million, or 29.2%, to $19.6 million from $27.7 million for the quarter ended June 30, 2012. The decrease in Federal deposit insurance expense for the quarter ended June 30, 2013 is primarily due to the reduction in the size of our balance sheet and a decrease in our deposit assessment rate.

Other expenses decreased $2.2 million for the quarter ended June 30, 2013 to $14.7 million as compared to $16.9 million for the second quarter of 2012. Included in other non-interest expense were write-downs on foreclosed real estate and net gains and losses on the sale of foreclosed real estate which amounted to a net gain of $803,000 for the second quarter of 2013 as compared to a net loss of $202,000 for the second quarter of 2012. We sold 58 properties during the second quarter of 2013 and had 149 properties in foreclosed real estate with a carrying value of $61.6 million, 35 of which were under contract to sell as of June 30, 2013. For the second quarter of 2012, we sold 38 properties and had 127 properties in foreclosed real estate, of which 32 were under contract to sell as of June 30, 2012.

Total non-interest expense amounted to $157.9 million for the six months ended June 30, 2013 as compared to $175.2 million for the six months ended June 30, 2012.

Compensation and employee benefit costs increased $1.7 million, or 2.7%, to $64.2 million for the first six months of 2013 as compared to $62.5 million for the same period in 2012. The increase in compensation costs is primarily due to increases of $1.2 million in stock benefit plan expense and $581,000 in compensation costs. The increases were partially offset by a $303,000 decrease in health plan expenses.

For the six months ended June 30, 2013 Federal deposit insurance expense decreased $20.0 million, or 31.4%, to $43.7 million from $63.7 million for the six months ended June 30, 2012. This decrease was due primarily to a reduction in the size of our balance sheet and a decrease in our assessment rate.

Included in other non-interest expense were write-downs on foreclosed real estate and net gains and losses on the sale of foreclosed real estate which amounted to a net gain of $407,000 for the six months ended June 30, 2013 as compared to a net loss of $1.3 million for the comparable period in 2012. We sold 91 properties during the first six months of 2013 as compared to 104 properties for the same period in 2012. Expenses associated with foreclosed real estate were $6.2 million and $4.1 million for the six months ended June 30, 2013 and 2012, respectively.

Our efficiency ratio was 45.22% for the 2013 second quarter as compared to 36.79% for the 2012 second quarter. For the six months ended June 30, 2013, our efficiency ratio was 45.19% compared with 37.75% for the corresponding 2012 period. The calculation of the efficiency ratio is included in a table contained in this press release. Our return on average assets was 0.49% for the 2013 second quarter as compared to 0.66% for the 2012 second quarter. Our annualized ratio of non-interest expense to average total assets for the second quarter of 2013 was 0.76% as compared to 0.77% for the second quarter of 2012. Our annualized ratio of non-interest expense to average total assets for the six months ended June 30, 2013 was 0.78% compared with 0.79% for the corresponding period of 2012.

Income tax expense amounted to $31.6 million for the second quarter of 2013 compared with an income tax expense of $46.3 million for the same quarter in 2012. Our effective tax rate for the second quarter of 2013 was 39.34% compared with 39.06% for the second quarter of 2012. Income tax expense amounted to $62.3 million for the six months ended June 30, 2013 compared with income tax expense of $93.7 million for the six months ended June 30, 2012.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc., and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, further delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T to obtain regulatory approvals and meet other closing conditions to the Merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	June 30, 2013	December 31, 2012
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$97,572	$171,042
Federal funds sold and other overnight deposits	2,899,637	656,926

Total cash and cash equivalents	2,997,209	827,968
Securities available for sale:
Mortgage-backed securities	7,857,836	8,040,742
Investment securities	297,154	428,057
Securities held to maturity:
Mortgage-backed securities	2,453,266	2,976,757
Investment securities	39,011	39,011

Total securities	10,647,267	11,484,567

Loans	25,175,246	27,090,879
Net deferred loan costs	99,710	97,534
Allowance for loan losses	(297,288)	(302,348)

Net loans	24,977,668	26,886,065

Federal Home Loan Bank of New York stock	347,102	356,467
Foreclosed real estate, net	61,572	47,322
Accrued interest receivable	73,313	87,075
Banking premises and equipment, net	69,900	74,912
Goodwill	152,109	152,109
Other assets	370,313	679,856

Total Assets	$39,696,453	$40,596,341

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$21,968,816	$22,833,992
Noninterest-bearing	650,455	649,925

Total deposits	22,619,271	23,483,917

Repurchase agreements	6,950,000	6,950,000
Federal Home Loan Bank of New York advances	5,225,000	5,225,000

Total borrowed funds	12,175,000	12,175,000

Accrued expenses and other liabilities	241,282	237,616

Total liabilities	35,035,553	35,896,533

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 528,419,170 and 528,211,462 shares outstanding at June 30, 2013 and December 31, 2012	7,415	7,415
Additional paid-in capital	4,735,388	4,730,105
Retained earnings	1,835,001	1,798,430
Treasury stock, at cost; 213,047,385 and 213,255,093 shares at June 30, 2013 and December 31, 2012	(1,712,107)	(1,713,895)
Unallocated common stock held by the employee stock ownership plan	(189,213)	(192,217)
Accumulated other comprehensive (loss) income, net of tax	(15,584)	69,970

Total shareholders’ equity	4,660,900	4,699,808

Total Liabilities and Shareholders’ Equity	$39,696,453	$40,596,341

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except share data)
Interest and Dividend Income:
First mortgage loans	$283,857	$336,026	$578,247	$678,751
Consumer and other loans	2,611	3,220	5,316	6,603
Mortgage-backed securities held to maturity	20,614	33,651	44,610	71,460
Mortgage-backed securities available for sale	32,051	49,040	68,962	101,871
Investment securities held to maturity	586	585	1,171	2,318
Investment securities available for sale	2,305	2,165	4,703	3,418
Dividends on Federal Home Loan Bank of New York stock	3,516	5,536	7,724	14,025
Federal funds sold and other overnight deposits	1,969	438	2,841	1,006

Total interest and dividend income	347,509	430,661	713,574	879,452

Interest Expense:
Deposits	46,604	61,642	95,743	129,518
Borrowed funds	141,052	144,766	280,595	291,563

Total interest expense	187,656	206,408	376,338	421,081

Net interest income	159,853	224,253	337,236	458,371

Provision for Loan Losses	12,500	25,000	32,500	50,000

Net interest income after provision for loan losses	147,353	199,253	304,736	408,371

Non-Interest Income:
Service charges and other income	2,405	2,924	4,938	5,711
Gain on securities transactions, net	7,183	—	7,183	—

Total non-interest income	9,588	2,924	12,121	5,711

Non-Interest Expense:
Compensation and employee benefits	32,613	30,401	64,214	62,543
Net occupancy expense	9,723	8,543	18,533	17,200
Federal deposit insurance assessment	19,600	27,695	43,675	63,695
Other expense	14,685	16,932	31,454	31,731

Total non-interest expense	76,621	83,571	157,876	175,169

Income before income tax expense	80,320	118,606	158,981	238,913

Income Tax Expense	31,598	46,330	62,328	93,650

Net income	$48,722	$72,276	$96,653	$145,263

Basic Earnings Per Share	$0.10	$0.15	$0.19	$0.29

Diluted Earnings Per Share	$0.10	$0.15	$0.19	$0.29

Weighted Average Number of Common Shares Outstanding:
Basic	497,720,918	496,539,980	497,527,375	496,267,105
Diluted	498,070,995	496,552,810	497,722,679	496,291,724

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended June 30,
	2013				2012
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$25,206,816	$283,857	4.50%		$27,964,835	$336,026	4.81%
Consumer and other loans	231,791	2,611	4.51		275,188	3,220	4.68
Federal funds sold and other overnight deposits	2,938,417	1,969	0.27		740,488	438	0.24
Mortgage-backed securities at amortized cost	9,706,470	52,665	2.17		12,272,475	82,691	2.70
Federal Home Loan Bank stock	347,822	3,516	4.04		434,659	5,536	5.09
Investment securities, at amortized cost	521,924	2,891	2.22		413,945	2,750	2.66

Total interest-earning assets	38,953,240	347,509	3.57		42,101,590	430,661	4.09

Noninterest-earnings assets (4)	1,101,710				1,496,313

Total Assets	$40,054,950				$43,597,903

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	982,386	504	0.21		$908,233	751	0.33
Interest-bearing transaction accounts	2,232,757	1,853	0.33		2,165,699	3,323	0.62
Money market accounts	6,078,945	3,967	0.26		7,772,634	9,178	0.47
Time deposits	12,940,974	40,280	1.25		13,363,531	48,390	1.46

Total interest-bearing deposits	22,235,062	46,604	0.84		24,210,097	61,642	1.02

Repurchase agreements	6,950,000	78,283	4.52		6,950,000	78,016	4.51
Federal Home Loan Bank of New York advances	5,225,000	62,769	4.82		6,920,055	66,750	3.88

Total borrowed funds	12,175,000	141,052	4.65		13,870,055	144,766	4.20

Total interest-bearing liabilities	34,410,062	187,656	2.19		38,080,152	206,408	2.18

Noninterest-bearing liabilities:
Noninterest-bearing deposits	644,520				605,116
Other noninterest-bearing liabilities	243,891				243,351

Total noninterest-bearing liabilities	888,411				848,467

Total liabilities	35,298,473				38,928,619
Shareholders’ equity	4,756,477				4,669,284

Total Liabilities and Shareholders’ Equity	$40,054,950				$43,597,903

Net interest income/net interest rate spread (2)		$159,853	1.38			$224,253	1.91

Net interest-earning assets/net interest margin (3)	$4,543,178		1.64%		$4,021,438		2.12%

Ratio of interest-earning assets to interest-bearing liabilities			1.13	x			1.11	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $112.3 million and $121.4 million for the quarters ended June 30, 2013 and 2012, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Six Months Ended June 30,
	2013				2012
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$25,692,014	$578,247	4.50%		$28,249,757	$678,751	4.81%
Consumer and other loans	238,701	5,316	4.45		281,402	6,603	4.69
Federal funds sold and other overnight deposits	2,311,499	2,841	0.25		821,939	1,006	0.25
Mortgage-backed securities at amortized cost	9,997,654	113,572	2.27		12,507,416	173,331	2.77
Federal Home Loan Bank stock	352,121	7,724	4.39		464,774	14,025	6.04
Investment securities, at amortized cost	487,337	5,874	2.41		408,162	5,736	2.81

Total interest-earning assets	39,079,326	713,574	3.65		42,733,450	879,452	4.12

Noninterest-earnings assets (4)	1,194,491				1,505,320

Total Assets	$40,273,817				$44,238,770

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	972,192	1,105	0.23		$894,730	1,573	0.35
Interest-bearing transaction accounts	2,252,840	3,988	0.36		2,086,520	6,589	0.64
Money market accounts	6,330,416	9,553	0.30		8,117,980	21,835	0.54
Time deposits	12,950,186	81,097	1.26		13,413,771	99,521	1.49

Total interest-bearing deposits	22,505,634	95,743	0.86		24,513,001	129,518	1.06

Repurchase agreements	6,950,000	155,337	4.51		6,950,000	156,198	4.52
Federal Home Loan Bank of New York advances	5,225,000	125,258	4.83		7,344,766	135,365	3.71

Total borrowed funds	12,175,000	280,595	4.65		14,294,766	291,563	4.10

Total interest-bearing liabilities	34,680,634	376,338	2.19		38,807,767	421,081	2.18

Noninterest-bearing liabilities:
Noninterest-bearing deposits	576,235				543,800
Other noninterest-bearing liabilities	271,296				246,428

Total noninterest-bearing liabilities	847,531				790,228

Total liabilities	35,528,165				39,597,995

Shareholders’ equity	4,745,652				4,640,775

Total Liabilities and Shareholders’ Equity	$40,273,817				$44,238,770

Net interest income/net interest rate spread (2)		$337,236	1.46			$458,371	1.94

Net interest-earning assets/net interest margin (3)	$4,398,692		1.71%		$3,925,683		2.13%

Ratio of interest-earning assets to interest-bearing liabilities			1.13	x			1.10	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $112.8 million and $115.8 million for the six months ended June 30, 2013 and 2012, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Calculation of Efficiency Ratio and Book Value Ratios

	At or for the Quarter Ended
	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
	(In thousands, except share data)
Efficiency Ratio:
Net interest income	$159,853	$177,383	$192,264	$203,288	$224,253
Total non-interest income	9,588	2,533	2,733	3,017	2,924

Total operating income	$169,441	$179,916	$194,997	$206,305	$227,177

Total non-interest expense	$76,621	$81,255	$87,556	$93,877	$83,571
Less:
Merger-related costs	—	(69)	(54)	(6,073)	—

Total non-interest operating expense	$76,621	$81,186	$87,502	$87,804	$83,571

Efficiency ratio (1)	45.22%	45.12%	44.87%	42.56%	36.79%

Book Value Calculations:
Shareholders’ equity	$4,660,900	$4,711,443	$4,699,808	$4,712,085	$4,663,442
Goodwill and other intangible assets	(153,721)	(153,970)	(154,218)	(154,470)	(154,722)

Tangible shareholders’ equity	$4,507,179	$4,557,473	$4,545,590	$4,557,615	$4,508,720

Book Value Share Computation:
Issued	741,466,555	741,466,555	741,466,555	741,466,555	741,466,555
Treasury shares	(213,047,385)	(213,032,583)	(213,255,093)	(213,272,666)	(213,333,580)

Shares outstanding	528,419,170	528,433,972	528,211,462	528,193,889	528,132,975

Unallocated ESOP shares	(30,308,816)	(30,549,363)	(30,789,909)	(31,030,455)	(31,271,001)
Unvested RRP shares	—	—	—	—	(3,010)
Shares in trust	(396,906)	(394,926)	(391,266)	(361,251)	(325,901)

Book value shares	497,713,448	497,489,683	497,030,287	496,802,183	496,533,063

Book value per share	$9.36	$9.47	$9.46	$9.48	$9.39
Tangible book value per share	9.06	9.16	9.15	9.17	9.08

(1)	Calculated by dividing total non-interest operating expense by total operating income. These measures are non-GAAP financial measures.

We believe these measures, by excluding the transactions involved in our balance sheet restructuring and our merger-related costs, provide a better measure of our non-interest income and expenses.

Hudson City Bancorp, Inc.

Other Financial Data

Securities Portfolio at June 30, 2013:

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
		(Dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$1,386,103	$1,471,022	$84,919
FNMA	705,341	752,915	47,574
FHLMC and FNMA CMO’s	293,516	307,637	14,121
GNMA	68,306	71,207	2,901

Total mortgage-backed securities	2,453,266	2,602,781	149,515
Investment securities:
United States GSE debt	39,011	44,097	5,086

Total investment securities	39,011	44,097	5,086

Total held to maturity	$2,492,277	$2,646,878	$154,601

Available for sale:

Mortgage-backed securities:
FHLMC	$2,543,904	$2,577,758	$33,854
FNMA	4,311,796	4,320,728	8,932
FHLMC and FNMA CMO’s	45,722	47,168	1,446
GNMA	889,201	912,182	22,981

Total mortgage-backed securities	7,790,623	7,857,836	67,213
Investment securities:
United States GSE debt	297,990	289,939	(8,051)
Equity securities	6,857	7,215	358

Total investment securities	304,847	297,154	(7,693)

Total available for sale	$8,095,470	$8,154,990	$59,520

Hudson City Bancorp, Inc.

Other Financial Data

Loan Data at June 30, 2013:

	Non-Performing Loans			Total Loans
	Loan Balance	Number	Percent of Total Loans	Loan Balance	Number	Percent of Total Loans
			(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$953,059	2,734	3.79%	$24,113,206	57,954	95.79%
FHA/VA	140,385	591	0.56%	683,151	3,474	2.71%
PMI	6,566	22	0.04%	123,828	414	0.49%
Construction	2,723	2	—	2,723	2	0.01%
Commercial	3,223	5	0.01%	28,295	70	0.11%

Total mortgage loans	1,105,956	3,354	4.40%	24,951,203	61,914	99.11%

Home equity loans	5,194	57	0.02%	206,174	5,732	0.82%
Other loans	1,056	3	—	17,869	1,932	0.07%

Total	$1,112,206	3,414	4.42%	$25,175,246	69,578	100.00%

Foreclosed real estate at June 30, 2013:

	Number	Carrying Value	Number Under Contract of Sale
		(Dollars in thousands)
Foreclosed real estate	149	$61,572	35

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
	(Dollars in thousands, except per share data)
Net interest income	$159,853	$177,383	$192,264	$203,288	$224,253
Provision for loan losses	12,500	20,000	25,000	20,000	25,000
Non-interest income	9,588	2,533	2,733	3,017	2,924
Non-interest expense:
Compensation and employee benefits	32,613	31,601	33,218	33,883	30,401
FDIC insurance assessment	19,600	24,075	29,750	30,250	27,695
Other non-interest expense	24,408	25,579	24,588	29,744	25,475

Total non-interest expense	76,621	81,255	87,556	93,877	83,571

Income before income tax expense	80,320	78,661	82,441	92,428	118,606
Income tax expense	31,598	30,730	34,493	36,496	46,330

Net income	$48,722	$47,931	$47,948	$55,932	$72,276

Total assets	$39,696,453	$40,286,698	$40,596,341	$41,898,593	$43,590,185
Loans, net	24,977,668	25,923,210	26,886,065	27,533,618	27,983,559
Mortgage-backed securities	10,311,102	10,112,098	11,017,499	12,028,452	12,866,850
Other securities	336,165	466,210	467,068	467,418	456,601
Deposits	22,619,271	23,163,092	23,483,917	24,022,181	24,644,548
Borrowings	12,175,000	12,175,000	12,175,000	12,925,000	13,425,000
Shareholders’ equity	4,660,900	4,711,443	4,699,808	4,712,085	4,663,442

Performance Data:
Return on average assets (1)	0.49%	0.47%	0.47%	0.53%	0.66%
Return on average equity (1)	4.10%	4.05%	4.04%	4.74%	6.19%
Net interest rate spread (1)	1.38%	1.53%	1.75%	1.80%	1.91%
Net interest margin (1)	1.64%	1.78%	1.97%	2.02%	2.12%
Non-interest expense to average assets (1) (4)	0.76%	0.80%	0.85%	0.88%	0.77%
Compensation and benefits to total revenue (5)	19.25%	17.56%	17.04%	16.42%	13.38%
Operating efficiency ratio (2)	45.22%	45.12%	44.87%	42.56%	36.79%
Dividend payout ratio	40.00%	80.00%	80.00%	72.73%	53.33%
Per Common Share Data:
Basic earnings per common share	$0.10	$0.10	$0.10	$0.11	$0.15
Diluted earnings per common share	$0.10	$0.10	$0.10	$0.11	$0.15
Book value per share (3)	$9.36	$9.47	$9.46	$9.48	$9.39
Tangible book value per share (3)	$9.06	$9.16	$9.15	$9.17	$9.08
Dividends per share	$0.04	$0.08	$0.08	$0.08	$0.08

Capital Ratios:
Equity to total assets (consolidated)	11.74%	11.69%	11.58%	11.25%	10.70%
Tier 1 leverage capital (Bank)	10.41%	10.20%	10.09%	9.75%	9.44%
Total risk-based capital (Bank)	23.78%	22.77%	21.59%	21.02%	20.66%

Other Data:
Full-time equivalent employees	1,522	1,580	1,622	1,608	1,599
Number of banking offices	135	135	135	135	135

Asset Quality Data:
Total non-performing loans	$1,112,206	$1,136,280	$1,162,527	$1,143,125	$1,093,876
Number of non-performing loans	3,414	3,407	3,432	3,339	3,206
Total number of loans	69,578	72,205	74,328	76,241	77,636
Total non-performing assets	$1,173,778	$1,199,959	$1,209,849	$1,188,461	$1,134,444
Non-performing loans to total loans	4.42%	4.35%	4.29%	4.12%	3.88%
Non-performing assets to total assets	2.96%	2.98%	2.98%	2.84%	2.60%
Allowance for loan losses	$297,288	$301,093	$302,348	$291,573	$287,901
Allowance for loan losses to non-performing loans	26.73%	26.50%	26.01%	25.51%	26.32%
Allowance for loan losses to total loans	1.18%	1.15%	1.12%	1.05%	1.02%
Provision for loan losses	$12,500	$20,000	$25,000	$20,000	$25,000
Net charge-offs	$16,305	$21,255	$14,225	$16,328	$17,812
Ratio of net charge-offs to average loans (1)	0.26%	0.32%	0.21%	0.24%	0.25%
Net gains (losses) on foreclosed real estate	$803	$(396)	$(565)	$13	$(202)

(1)	Ratios are annualized.
(2)	See page 15 for a calculation of our Operating Efficiency Ratios
(3)	See page 15 for the Book Value Calculations for book value per share and tangible book value per share.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income